Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 3, 2015, relating to the financial statements of RestorGenex Corporation appearing in the Annual Report on Form 10-K of RestorGenex Corporation for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
August 14, 2015